Exhibit 14

W. R. BERKLEY CORPORATION

Code of Ethics for Senior Financial Officers

          In furtherance of the Company’s responsibility as a publicly traded company to provide timely, complete and accurate public disclosures, the Chief Executive Officer, Chief Financial Officer and Corporate Controller (the “Financial Officers”) shall be bound by the following ethical principles. Implicit in these principles is the recognition of the Company’s activities as a property casualty insurance holding company, and the complex and subjective judgments, often including the interplay of specific uncertainties with related accounting measurements, required when establishing loss reserves and other estimates incident to the Company’s business.

1. Principles: Each Financial Officer subject to this Policy shall adhere to the following principles when performing their duties for the Company:

•	Act honestly and ethically and ensure that any actual or apparent conflicts of interest between personal and professional relationships are handled appropriately;

•	As applicable to their work for the Company and to the best of their knowledge, provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications;

•	Comply with all applicable governmental laws, rules and regulations; and

•	Promptly report internally, in accordance with Company procedures, any conduct that the individual in good faith believes to be a violation of this Policy.

2. Policy Violations: Financial Officers will be held accountable for adherence to this Policy in a manner commensurate with the seriousness of any violation. Individuals who believe there has been a violation of this Policy should report the matter immediately in accordance with the Company’s Complaint Procedures for Accounting and Other Corporate Governance Matters so that a proper investigation can be conducted. The Company prohibits retaliation against individuals who in good faith report violations.